                                                                      Exhibit 12
                                                                      ----------


              PPG Industries, Inc. and Consolidated Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars In Millions)



                                                                 Year Ended December 31          Three Months
                                                         ---------------------------------------    Ended
                                                         1991    1992    1993    1994     1995   Mar. 31, 1996
                                                         ----    ----    ----    ----     ----   -------------
Earnings:
  Earnings before income taxes                           $348.1  $537.8  $531.2  $839.8  $1,247.3     $281.6
  Plus:
     Fixed charges exclusive of capitalized interest      177.4   167.2   127.6   108.2     112.9       29.4
     Amortization of capitalized interest                   9.8    10.8    11.1    11.6      11.8        3.0
     Adjustments for equity affiliates                      0.9   (1.6)   (0.7)   (2.4)     (4.2)         --
                                                         ---------------------------------------------------
             Total                                       $536.2  $714.2  $669.2  $957.2  $1,367.8     $314.0
                                                         ===================================================

  Fixed Charges:
    Interest expense including amortization of
      debt discount/premium                              $157.9  $147.4  $107.5   $88.2     $90.6      $23.8
    Rentals - portion representative of interest           19.5    19.8    20.1    20.0      22.3        5.6
                                                         ---------------------------------------------------
      Fixed charges exclusive of capitalized interest     177.4   167.2   127.6   108.2     112.9       29.4
    Capitalized interest                                   15.3     7.4     6.0     5.3       8.6        3.1
                                                         ---------------------------------------------------
             Total                                       $192.7  $174.6  $133.6  $113.5    $121.5      $32.5
                                                         ===================================================


  Ratio of earnings to fixed charges                       2.78    4.09    5.01    8.43     11.26       9.66
                                                         ===================================================

                                       1